AMENDMENT TO EMPLOYMENT AGREEMENT

This amendment ("Amendment") is effective as of December 30, 2007 ("Amendment Date") by and between Twistbox Entertainment, Inc. (as successor-in-interest to The WAAT Corporation) ("Twistbox") and Ian Aaron ("Founder"), and amends that certain Employment Agreement dated as of May 16, 2006 by and between Twistbox and Founder ("Agreement"). Unless otherwise defined herein, defined terms shall have their meanings as set forth in the Agreement.

RECITALS

WHEREAS, Twistbox and Ian Aaron, Adi McAbian, Tal Dean McAbian and Camill Sayadeh ("the Founders"), and owners of a significant percentage of the common stock of Twistbox, have instituted a company wide cost reduction plan;

WHEREAS, Founder deems it to be in the best interest of Twistbox to voluntary reduce his Base Salary and waive certain rights under the Agreement; and

WHEREAS, the parties hereto desire to memorialize their prior oral agreements and the further mutual understandings contained herein.

AMENDMENT

NOW THEREFORE, in consideration of the foregoing, Twistbox and Founder desire to amend and/or modify the Agreement and enter into this Amendment on the terms and conditions provided below:

1.	Commencing with the payroll paid on August 3, 2007 through August 31, 2007, Founder has agreed to reduce his Base Salary to Three Hundred Fifty Thousand Dollars ($350,000).

2.	Commencing with the payroll paid on September 19, 2007 through November 9, 2007, Founder has agreed to further reduce his Base Salary to Three Hundred Thousand Dollars ($300,000).

3.
Commencing with the payroll paid on November 23, 2007, Founder has agreed to reduce his Base Salary to zero (subject to California minimum wage requirements); provided that, Founder's Base Salary shall be reset to One Hundred Fifty Thousand Dollars ($150,000) (the "Reset Base Salary") upon Twistbox achieving cash flow break-even, as that term is customarily understood and applied under GAAP, with such cash flow break-even calculation to include Founder's Reset Base Salary, interest payments to ValueAct SmallCap Master Fund, L.P for a period of three (3) months (the "Reduction Period") and such other ordinary and usual amounts, including earned interest income; provided further, however, in the event the Company achieves cash flow break-even ninety (90) days following the Amendment Date, Twistbox shall cause the Board of Directors to convene a subcommittee of independent directors to consider awarding bonuses to Founder, so long as any such award does not result in the Company no longer being cash flow break-even in any given calendar month.

4.
Twistbox and Mandalay Media, Inc. ("Mandalay") intend to enter into a plan of merger whereby Twistbox shall become a wholly owned subsidiary of Mandalay ("Merger"). In the event the Merger is not consummated, Founder hereby agrees to waive his right to seek the Severance Period benefits under the Agreement. In exchange for such waiver, Twistbox shall issue to Founder an option to buy One Hundred Twenty-Five Thousand (125,000) shares of common stock of Twistbox at the then current fair market value (the "Option"). The Option shall vest in twelve (12) equal monthly installments commencing upon the first day following Twistbox's final determination not to pursue the Merger.

5.
Twistbox hereby agrees and acknowledges that nothing contained herein shall serve as a waiver of any other rights or remedies, in law or equity, which Founder may have by virtue of his Agreement and/or any statutes, laws or regulations governing employer/employee matters.

6.	All terms and conditions of the Agreement not specifically and expressly modified or amended herein are hereby ratified and confirmed in all respects and shall remain in full force and effect.

7.
Each person who executes this Amendment represents and warrants to each party hereto that he has the authority to do so and to bind each entity as contemplated hereby, and agrees to hold harmless each other party from any claim that such authority did not exist. This Amendment will inure to the benefit of and be binding upon the parties and their respective shareholders, successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Date set forth above.

TWISTBOX ENTERTAINMENT, INC. FOUNDER (AS SUCCESSOR-IN-INTEREST TO THE WAAT CORPORATION)	FOUNDER

By: /s/ David Mandell	By: /s/ Ian Aaron
Name: David Mandell	Name: Ian Aaron
Title: EVP/General Counsel	Title: President/CEO